Exhibit 10.1

STOCK REPURCHASE AGREEMENT

THIS STOCK REPURCHASE AGREEMENT (the “Agreement”) is made as of the 19th day of December, 2006, by and among Alloy, Inc., a Delaware corporation (the “Company”), and Matthew L. Feshbach (“Feshbach”) and certain entities controlled by Feshbach as listed on Schedule I hereto (each, a “Stockholder” and collectively, the “Stockholders”).

WHEREAS, the Stockholders currently own shares of common stock, $0.01 par value per share, of the Company (“Common Stock”);

WHEREAS, the Stockholders desire for the Company to repurchase such number of shares of Common Stock owned by the Stockholders as set forth on Schedule I hereto (hereinafter, the “Shares”) upon the terms set forth herein;

WHEREAS, subject to the terms set forth herein, the Company wishes to repurchase the Shares; and

WHEREAS, effective as of the date hereof, Feshbach has resigned as a director of the Company.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

1. Repurchase of the Shares and Restricted Shares. The Company hereby repurchases from each Stockholder, and each Stockholder hereby sells, transfers and conveys to the Company, the number of Shares set forth opposite such Stockholder’s name on Schedule I hereto (with respect to each Stockholder, such “Stockholder’s Shares”) at a price per share equal to $10.50 for an aggregate purchase price of ten million dollars and fifty cents ($10,000,000.50) (the “Purchase Price”). Further, pursuant to those certain restricted stock agreements executed by the Company and Feshbach, the Company hereby elects to repurchase from Feshbach, and Feshbach hereby sells, transfers and conveys to the Company, 6,248 shares of restricted stock granted by the Company to Feshbach in connection with his services as a board member of the Company which rights of repurchase by the Company with respect to such shares has not yet lapsed as of the date hereof (the “Restricted Shares”) at an aggregate price per share equal to $0.01 (the “Restricted Share Purchase Price”).

2. Settlement.

(a) The repurchase and sale of the Stockholder’s Shares will take place on the date hereof and shall be settled by use of the Deposit/Withdrawal at Custodian (“DWAC”) system on Tuesday, December 26, 2006 on which date (i) Stockholder will by 10 AM EST place for withdrawal the Stockholder’s Shares by the Company’s transfer agent American Stock Transfer & Trust Company (“AST”), DWAC Account # 2941, and (ii) Company will deliver instructions to AST to withdraw the Stockholder’s Shares. Upon confirmation that the Stockholder’s Shares have been received by AST, Company pay shall pay the Purchase Price and the Restricted Purchase Price by issuing a wire to the Stockholder in accordance with the instructions set forth on Exhibit A for the Purchase Price For purposes of this Agreement, the term “Business Day” means any day other than a Saturday, Sunday or other day that is a statutory holiday under the federal laws of the United States or the laws of the State of New York.

(b) On the date hereof, the Company shall take action to repurchase the Restricted Shares, including without limitation, delivering instructions to Merrill Lynch, the Company’s stock plan administrator to cancel the Restricted Shares, and the Company will pay to Feshbach the Restricted Share Purchase Price therefor by check to be mailed to Feshbach at the address set forth on Exhibit A.

3. Representations and Warranties of the Stockholders. The Stockholders, jointly and severally, represent and warrant to the Company as follows:

(a) Organization and Standing of the Stockholders. Each Stockholder (if not an individual) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has full corporate power and authority to conduct its business as presently conducted and to own such Stockholder’s Shares and, with respect to Feshbach, the Restricted Shares.

(b) Ownership of Shares. Each Stockholder is the record and beneficial owner of such Stockholder’s Shares and, with respect to Feshbach, the Restricted Shares, free and clear of any liens, encumbrances, security interests or restrictions on transfer and has good, marketable and unencumbered title to such Stockholder’s Shares and, with respect to Feshbach, the Restricted Shares, and full legal right, power and authority to enter into this Agreement and to sell, transfer, convey, assign, and deliver such Stockholder’s Shares and, with respect to Feshbach, the Restricted Shares, pursuant to this Agreement.

(c) Authority for Agreement. The execution and delivery of this Agreement by each Stockholder, and the consummation by each Stockholder of the transactions contemplated hereby, have been duly authorized by all necessary corporate or similar action on the part of such Stockholder (if not an individual). This Agreement has been duly executed and delivered by each Stockholder, and constitutes a valid and binding obligation of each Stockholder, enforceable against each Stockholder in accordance with its terms.

(d) Conflicts. Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, or the compliance with the provisions hereof by each Stockholder, will conflict with or result in any breach of any terms, conditions or provisions of, or constitute a default under, or require a consent or waiver under, the organizational documents of any Stockholder (if not an individual) or any agreement to which any Stockholder is a party or by which any Stockholder or any of its properties or assets are subject or bound, or violate any judgment, order, statute, rule, regulation or other provision of law applicable to any Stockholder.

(e) Litigation. There is no action, proceeding or investigation pending or, to the knowledge of the Stockholders, threatened against any Stockholder, or any basis therefor known to any Stockholder, which questions the validity or legality, or otherwise relates to, this Agreement or any of the transactions contemplated hereby.

(f) Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any person, entity or governmental authority is required on the part of any Stockholder in connection with the execution and delivery of this Agreement, or the repurchase of any Stockholder’s Shares and, with respect to Feshbach, the Restricted Shares, or the other transactions as contemplated by this Agreement.

(g) Experience and Knowledge. Each Stockholder acknowledges and agrees that it (i) has extensive knowledge and experience in financial and business matters, (ii) has had access to all information as to the Company as any Stockholder has desired, (iii) has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the operations of the Company and its business and (iv) has received sufficient and satisfactory answers to all questions posed to the Company to evaluate the merits and risks of the transactions contemplated by this Agreement.

(h) Disclosure. The Stockholder represents that it has no knowledge of a material fact about the operations, affairs, condition or prospects of the business or the financial condition of the Company that has not been disclosed to the Company.

4. Representations and Warranties of the Company. The Company represents and warrants to each Stockholder as follows:

(a) Organization and Standing of the Company. The Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full corporate power and authority to conduct its business as presently conducted.

(b) Authority for Agreement. The execution and delivery of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company, and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

(c) Conflicts. Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, or the compliance with the provisions hereof by the Company, will conflict with or result in any breach of any terms, conditions or provisions of, or constitute a default under, or require a consent or waiver under, the organizational documents of the Company or any agreement to which the Company is a party or by which Company or any of its properties or assets are subject or bound, or violate any judgment, order, statute, rule, regulation or other provision of law applicable to the Company.

(d) Litigation. There is no action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company, or any basis therefor known to the

Company, which questions the validity or legality, or otherwise relates to, this Agreement or any of the transactions contemplated hereby.

(e) Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any person, entity or governmental authority is required on the part of the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions as contemplated by this Agreement, other than applicable securities law filings.

(f) Disclosure. The Company represents that it has no knowledge of a material fact about the operations, affairs, condition or prospects of the business or the financial condition of the Company that would be required to be disclosed to the public, but has not been so disclosed .

5. Survival of Representations, Warranties and Covenants. All representations, warranties and covenants contained herein shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

6. Release. Each of the Stockholders does hereby remise, release and forever discharge the Company, its subsidiaries and affiliates, each of their respective successors and assigns and each of the present and former stockholders, directors, officers, employees, agents, affiliates and representatives of each of the foregoing (each a “Company Released Party”) of and from any and all actions, causes of action, suits, debts, covenants, contracts, controversies, agreements, promises, damages, judgments, executions, claims and demands of every type and nature whatsoever (collectively, “Claims”) that such Stockholder or its successors, assigns, heirs, executors or administrators ever had, now has or, to the extent arising from or in connection with any act, omission or state of facts taken or existing on or prior to the date hereof, may have after the date hereof, against any Company Released Party, whether asserted, unasserted, absolute, contingent, known or unknown, at law or in equity, other than (i) Claims pursuant to or arising from this Agreement or, (ii) with respect to Feshbach, any Claim relating to the Company’s obligation to indemnify Feshbach in his capacity as a director of the Company pursuant to the terms of the Company’s certificate of incorporation or by-laws or to the fullest extent provided by the laws of the State of Delaware.

7. Public Announcements. Attached hereto as Exhibit B is a press release (the “Press Release”) relating to this Agreement that will be issued by the Company following the execution of this Agreement. Except for the issuance of the Press Release and subject to the Company’s legal and regulatory obligations under the Exchange Act and otherwise, no party hereto shall make any other public announcement, regulatory filing or other public statement relating to this Agreement or the transactions contemplated hereby that is inconsistent in any manner with, or provides any additional information not set forth in, the Press Release without the prior written consent of the other parties hereto.

8. Indemnification.

(a) Each Stockholder, jointly and severally with the other Stockholders, shall indemnify and hold harmless the Company, its subsidiaries and affiliates, each of their respective successors and assigns and each of the directors, officers, employees, agents and representatives of each of the foregoing, from and against any and all losses, claims, damages, liabilities, payments, obligations and expenses (including reasonable attorneys’ and accountants’ fees) sustained, suffered or incurred by any such person or entity arising out of or resulting from the breach of any representation, warranty or covenant of any Stockholder contained in this Agreement. In no event shall the aggregate amount of indemnification be greater than $10,000,000.

(b) The Company shall indemnify and hold harmless each Stockholder and its successors, assigns, heirs, executors, administrators and legal representatives, from and against any and all losses, claims, damages, liabilities, payments, obligations and expenses (including reasonable attorneys’ and accountants’ fees) sustained, suffered or incurred by any such person or entity arising out of or resulting from the breach of any representation, warranty or covenant of the Company contained in this Agreement or in any certificate delivered by the Company pursuant to this Agreement.

9. Miscellaneous.

(a) Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral. WITHOUT LIMITING THE GENERALITY OF THIS SECTION 9(a) AND NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NO PARTY IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, ORAL OR WRITTEN, EXPRESS OR IMPLIED, IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OTHER THAN THOSE SET FORTH IN SECTIONS 3 AND 4 OF THIS AGREEMENT AND NO PARTY IS RELYING ON ANY STATEMENT, REPRESENTATION OR WARRANTY, ORAL OR WRITTEN, EXPRESS OR IMPLIED, MADE BY ANY OTHER PARTY EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTIONS 3 AND 4 OF THIS AGREEMENT.

(b) Severability. In the event that any court having jurisdiction shall determine that any provision contained in this Agreement shall be unreasonable or unenforceable in any respect, then such covenant or other provision shall be deemed limited to the extent that such court deems it reasonable and enforceable, and as so limited shall remain in full force and effect. In the event that such court shall deem any such covenant or other provision wholly unenforceable, the remaining covenants and other provisions of this Agreement shall nevertheless remain in full force and effect.

(c) Assignment. This Agreement shall be binding upon the successors, permitted assigns, heirs, executors, administrators and legal representatives of each Stockholder and upon the successors and assigns of the Company. No Stockholder may assign its rights or delegate its obligations under this Agreement without the prior written consent of the Company.

(d) Amendment; Waiver. This Agreement may not be amended, modified or waived except by an instrument in writing signed by the Company and the Stockholders.

(e) Governing Law; Exclusive Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflict of law principles thereof. The parties (i) hereby irrevocably and unconditionally submit to the jurisdiction of the United States District Court for the Southern District of New York and the state courts of New York sitting therein for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (ii) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the United States District Court for the Southern District of New York and the state courts of New York sitting therein, and (iii) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. Each of the parties to this Agreement consents to personal jurisdiction for any equitable action sought in the U.S. District Court for the Southern District of New York or any court of the State of New York sitting therein having subject matter jurisdiction.

(f) Expenses. The Company and each Stockholder shall each pay its, his or her own fees and expenses (including legal fees) in connection with this Agreement and the transactions contemplated hereby. All transfer or similar taxes required to be paid in respect of the transfer by a Stockholder of such Stockholder’s Shares shall be paid by such Stockholder.

(g) Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(h) Notices.

(i) All notices, waivers and other communications under this Agreement shall be in writing and shall be delivered by hand or facsimile or mailed by overnight courier or by registered or certified mail, postage prepaid:

(A) if to the Stockholder, at the address or facsimile number of the Stockholder set forth on Schedule I hereto; and

(B) if to the Company, to:

Alloy, Inc.

151 West 26th Street

11th Floor

New York, NY 10001

Attention: Matthew C. Diamond

                  Gina R. DiGioia, Esq.

Facsimile: (212) 244-4311

with a copy to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 02111

Attention: Dean G. Zioze, Esq.

Facsimile: 617-542-2241

(ii) Any notice so addressed shall be deemed to be given: if delivered by hand or facsimile, on the date of such delivery if delivered prior to 5:00 p.m. on a Business Day or, if delivered after 5:00 p.m. or on a day other than a Business Day, on the next Business Day; if mailed by courier, on the first Business Day following the date of such mailing; and if mailed by registered or certified mail, on the third Business Day after the date of such mailing.

(i) Further Assurances. Each Stockholder shall, from time to time after the Closing at the request of the Company, without further consideration, execute and deliver further instruments of transfer and assignment and other documents and take such other action as the Company may reasonably request to more effectively transfer and assign to, and vest in, the Company the Shares or the Restricted Shares and all rights thereto, and to otherwise fully implement the provisions of this Agreement.

(j) Specific Performance. The rights and remedies of the parties hereto shall be cumulative. The transactions contemplated by this Agreement are unique transactions and any failure on the part of any party to complete the transactions contemplated by this Agreement on the terms of this Agreement will not be fully compensable in damages and the breach or threatened breach of the provisions of this Agreement would cause the other parties hereto irreparable harm. Accordingly, in addition to and not in limitation of any other remedies available to the parties hereto for a breach or threatened breach of this Agreement, the parties shall be entitled to seek specific performance of this Agreement and seek an injunction restraining any such party from such breach or threatened breach.

(k) Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUR OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

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IN WITNESS WHEREOF, the Company and the Stockholders have executed this Stock Repurchase Agreement as of the date first written above.

THE COMPANY:

ALLOY, INC.

By:	/s/ Matthew C. Diamond
Name:	Matthew C. Diamond
Title:	Chief Executive Officer

MATTHEW L. FESHBACH

/s/ Matthew L. Feshbach
Individually

THE STOCKHOLDER:

MLF OFFSHORE PORTFOLIO COMPANY, L.P.

By:	/s/ Matthew L. Feshbach
Name:	Matthew L. Feshbach
Title:	Director of MLF Cayman GP, LTD, General Partner of MLF Offshore Portfolio Company, LP.

SCHEDULE I

MLF Offshore Portfolio Company, L.P. Address: c/o MLF Investments LLC 455 N. Indian Rocks Rd., Suite B Belleair Bluffs, FL 33770	952,381 Shares of Common Stock Payment: $10,000,000.50

EXHIBIT A

Wire Instructions are:

Deutsche Bank Trust Company

ABA: 021-001-033

Acct: Deutsche Bank Prime Brokerage

Acct: 00884205

FFC: MLF Offshore Portfolio Company, LP

FFC: 106-07310

Feshbach Address:

Matthew L. Feshbach

c/o MLF Investments LLC

455 N. Indian Rocks Rd., Suite B

Belleair Bluffs, FL 33770

EXHIBIT B

Press Contacts:

Gary Yusko Chief Financial Officer gyusko@alloy.com 212 329 8431

FOR IMMEDIATE RELEASE

ALLOY HAS REPURCHASED 952,381 SHARES OF ITS COMMON STOCK

FOR $10 MILLION FROM

MLF OFFSHORE PORTFOLIO COMPANY, L.P.,

ALLOY’S LARGEST SHAREHOLDER;

MATTHEW FESHBACH HAS RESIGNED FROM ALLOY’S BOARD OF

DIRECTORS

New York, NY — December 19, 2006 — Alloy, Inc. (Nasdaq: ALOY), a non-traditional media and marketing services company primarily targeting the 10 to 24 year old demographic group, announced today that it has repurchased 952,381 shares of Alloy’s common stock from MLF Offshore Portfolio Company, L.P., Alloy’s largest shareholder and controlled by Matthew L. Feshbach, a member of the Alloy Board of Directors, at $10.50 per share for an aggregate purchase price of $10 million. The audit committee of Alloy’s board of directors, comprised solely of independent directors, approved the terms of the purchase agreement executed by the Company and MLF Offshore. Upon the closing of the repurchase transaction, Mr. Feshbach, either directly or through MLF Offshore, now beneficially owns 966,788 shares of Alloy’s common stock, representing approximately 7.1% of Alloy’s issued and outstanding shares (excluding treasury shares).

In connection with the purchase agreement, Mr. Feshbach has resigned as a member of Alloy’s board of directors effective as of today. Alloy does not intend to seek a replacement for Mr. Feshbach on its board of directors. Upon Mr. Feshbach’s resignation, Alloy’s board of directors is now comprised of eight persons, five of whom qualify as independent under applicable NASDAQ rules.

Matt Diamond, Alloy’s Chairman and Chief Executive Officer stated, “Matt has been very helpful over the past several years, particularly in assisting the Company with its spinoff of dELiA*s, Inc.” Mr. Diamond added, “His desire to reallocate his fund’s capital to a new investment has also presented the Company with an opportunity to use a portion of its substantial cash and free cash flow to repurchase approximately 6.6% of its common stock very efficiently.”

About Alloy

Alloy, Inc., under the banner of Alloy Media + Marketing (AM+M), is a widely recognized pioneer in nontraditional marketing. Working with AM+M, marketers reach consumers through a host of programs incorporating Alloy’s diverse array of media and marketing assets and expertise in direct mail, college and high school media, interactive, display media, college guides, promotional and social network marketing. For further information regarding Alloy, please visit our corporate website at (www.alloymarketing.com).

Forward-Looking Statements

This announcement may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding our expectations and beliefs regarding our future results and performance. Because these statements apply to future events, they are subject to risks and uncertainties. When used in this announcement, the words “anticipate”, “believe”, “estimate”, “expect”, “expectation”, “project” and “intend” and similar expressions are intended to identify such forward-looking statements. Our actual results could differ materially from those projected in the forward-looking statements. Additionally, you should not consider past results to be an indication of our future performance. Factors that might cause or contribute to such differences include, among others, our ability to: increase revenues; generate high margin sponsorship and multiple revenue streams; increase visitors to our Web sites (www.alloy.com, www.delias.com, and www.ccs.com) and build customer loyalty; develop our sales and marketing teams and capitalize on these efforts; develop commercial relationships with advertisers and the continued resilience in advertising spending to reach the teen market; manage the risks and challenges associated with integrating newly acquired businesses; and identify and take advantage of strategic, synergistic acquisitions and other revenue opportunities. Other relevant factors include, without limitation: our competition; seasonal sales fluctuations; the uncertain economic and political climate in the United States and throughout the rest of the world, and the potential that such climate may deteriorate further; and general economic conditions. For a discussion of certain of the foregoing factors and other risk factors see the “Risk Factors That May Affect Future Results” section included in our annual report on Form 10-K for the year ended January 31, 2006, and in subsequent filings that we make with the Securities and Exchange Commission. We do not intend to update any of the forward-looking statements after the date of this announcement to conform these statements to actual results, to changes in management’s expectations or otherwise, except as may be required by law.